FOR IMMEDIATE RELEASE: 7/08/2024

Capital Bank Announces Dominic C. Canuso, CFA as New Chief Financial Officer
Rockville, MD - Capital Bank is pleased to announce the appointment of Dominic C. Canuso, CFA as the new Chief Financial Officer (CFO) for Capital Bancorp, Inc. and Capital Bank, N.A. A seasoned public company executive with a robust background in finance and operations, Mr. Canuso will officially join the organization on July 15, 2024, reporting directly to CEO Ed Barry.
Dominic brings a wealth of experience to Capital Bank, having most recently served as EVP and CFO at WSFS Bank while also serving as the Executive Leader of the Cash Connect line of business. Over seven years, he was instrumental in driving the strategic direction of the bank including quadrupling the size of the bank, producing record profits, significantly enhancing technology solutions, and maturing operations. Prior to WSFS, Dominic spent nearly a decade at Barclays Bank, last serving as the line of business CFO for the US Credit Card business. Dominic has also previously worked at Advanta Bank and Arthur Andersen Consulting.
Ed Barry, CEO of Capital Bank, commented on the appointment, stating, “We are thrilled to welcome Dominic to our executive team. His exceptional ability to drive both organic and inorganic growth, coupled with his strategic and operational expertise, makes him the perfect fit for Capital Bank as we continue to expand. Dominic's proven leadership in transforming financial operations and delivering substantial growth will be invaluable as we advance our vision of a diversified financial services company.”
“I am excited to join such a strategic, innovative, and experienced leadership team,” said Mr. Canuso. “I look forward to supporting Capital Bank execute on its strategic priorities, build on its momentum, and deliver meaningful growth resulting from the significant opportunities that lie ahead across the various business lines.”
Dominic is a CFA Charter holder and received both a Bachelor of Science in Finance and an Executive MBA in Strategy and Leadership from Villanova University.

About Capital Bank
Capital Bank has been providing exceptional banking services since its inception in 1999. With over 25 years of experience, we have grown into a publicly traded company with more than $2.3 billion in assets as of March 31, 2023 (NASDAQ: CBNK). At Capital Bank, we pride ourselves on banking on human potential. Our commitment to human-centric banking has allowed us to make sound banking decisions based on factors beyond just what is on paper. As a member of the Federal Reserve Bank system, Member FDIC, and Equal Housing Lender, we are committed to helping our customers achieve their goals while upholding our fiduciary duty to our shareholders.
Contact Information:

Capital Bank, N.A.
Media Contact: Bryon Stevens
Investor Relations
Email: bstevens@capitalbankmd.com
Phone: 917-848-5896